Exhibit 2

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Strategic Organizing Center (the “SOC”), the Service Employees International Union (the “SEIU”), Mary Kay Henry (“Ms. Henry”), Ahmer Qadeer (“Mr. Qadeer”), Michael Zucker (“Mr. Zucker”), Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (each of the foregoing three individuals, the "Nominees," and the Nominees together with the rest of the foregoing, collectively, the “Participants”) intend to file a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

The “participants” (as defined under Section 14(a) of the Securities Exchange Act of 1934) in the solicitation are anticipated to be the Participants listed above.

Interests by Securities Holdings or Otherwise

As of the date hereof, the SOC may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) 161.627478 shares of common stock, par value $0.001 per share, of the Company.

Each of the SOC and the SEIU may also be deemed to have an indirect interest in the election of the Nominees to the extent that the election of one or more of the Nominees could, as the SOC and SEIU believe, result in the Company better adhering to the National Labor Relations Act and other federal labor laws with respect to employees who are attempting, or who may attempt, to obtain union representation, and result in the Company developing enhanced human capital management practices that reflect a more sustainable approach to the relationship between the Company and its employees. Ms. Henry currently serves as Chair of the Leadership Council of the SOC and International President of the SEIU, Mr. Qadeer serves as Director of Strategic Initiatives at the SEIU, and Mr. Zucker serves as Executive Director of the SOC.

Each of the Nominees has an interest in the election of directors at the Annual Meeting as a nominee standing for election to the board of directors of the Company.